File No. 333-62071
                                                                  Rule 424(b)(3)


                            SUPPLEMENT TO PROSPECTUS
                             DATED NOVEMBER 3, 1998


         The disclosure in the table and related footnotes on page 22 under the heading "Selling Security Holders", shall be amended to reflect the transfer from Morgan Fuller Capital Group LLC of 74,925 shares of Common Stock and 49,950 warrants as follows:

                                                                             No. of Shares
                                No. of Shares          No. of Shares         of Common
                                of Common              of Common             Stock Benefi-           Ownership
Name of Selling                 Stock Benefi-          Stock Offered         cially Owned            After
Security Holder                 cially Owned           Hereby                After Offering          Offering
---------------                 ------------           ------                --------------          --------
Bankas Hermis(19)                 46,250                  46,250                    0                     0
Edward Dubrovsky(20)              25,000                  25,000                    0                     0
Dmitri Nadeev(21)                 12,500                  12,500                    0                     0
Thornhill
Investments(21)                   12,500                  12,500                    0                     0
Leonid Mezhvisky(22)               6,250                   6,250                    0                     0
Software
Syndicate(22)                      6,250                   6,250                    0                     0
Ion Zaydelman(22)                  6,250                   6,250                    0                     0
Oleg Kuperschmidt(23)              4,375                   4,375                    0                     0
Northlea Partners(24)              3,000                   3,000                    0                     0
Yefim Khabay(25)                   2,500                   2,500                    0                     0
Morgan Fuller
Capital Group(26)                    125                     125                    0                     0

------------------

(19) Represents 27,750 shares of Common Stock and 18,500 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(20) Represents 15,000 shares of Common Stock and 10,000 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(21) Represents 7,500 shares of Common Stock and 5,000 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(22) Represents 3,750 shares of Common Stock and 2,500 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(23) Represents 2,625 shares of Common Stock and 1,750 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(24) Represents 1,800 shares of Common Stock and 1,200 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(25) Represents 1,500 shares of Common Stock and 1,000 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.

(26) Represents 75 shares of Common Stock and 50 shares of Common Stock underlying a Warrant exercisable at $3.00 per share until June 30, 2003.


The date of this Supplement is December 17, 1998.






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